Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MERIDIAN WASTE SOLUTIONS, INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Meridian Waste Solutions, Inc. (the “Corporation”). The name under which it was originally formed is “CIP, Inc.”

SECOND: The certificate of incorporation of the Corporation (such certificate of incorporation, as amended or restated and in effect thereafter, the “Certificate of Incorporation”) was filed by the New York State Department of State on November 12, 1993.

THIRD: The Certificate of Incorporation is hereby amended as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the Corporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is Attis Industries Inc. (the “Corporation”).

FOURTH: The certificate of amendment was authorized, pursuant to Sections 803(a) and 615(a) of the New York Business Corporation Law, by the vote of the board of directors, followed by the written consent, setting forth the action so taken, of the holders of the required outstanding shares.

/s/ Jeffrey S. Cosman
Name: Jeffrey S. Cosman
Title: Chief Executive Officer